Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Post-Effective Amendment No. 3 to Registration Statement No. 333-157700 on Form S-1 of The Money Tree Inc., of our report dated December 23, 2009, except for the matters discussed in the third paragraph of Note 1, as to which the date is May 26, 2010, relating to our audits of the consolidated financial statements, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ Carr, Riggs & Ingram, LLC

Tallahassee, Florida

June 22, 2010